Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:
Ry Schwark Media Contact 503.685.1660 ry_schwark@mentor.com	Joe Reinhart Investor Contact 503.685.1462 joe_reinhart@mentor.com

MENTOR GRAPHICS CORPORATION ANNOUNCES

PRICING OF PRIVATE PLACEMENT OF

4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2031

WILSONVILLE, Ore., March 30, 2011 – Mentor Graphics Corporation (Nasdaq: MENT) announced that on March 29, 2011 the company priced a private placement of $220 million aggregate principal amount of its 4.00% Convertible Subordinated Debentures due 2031 to be issued to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The company has granted to the initial purchasers of the debentures an option to purchase up to an additional $33 million aggregate principal amount of the convertible subordinated debentures for a period of 13 days from March 29, 2011 to cover overallotments, if any. The company intends to use the net proceeds of approximately $212.9 million from the sale of the debentures to repurchase up to $25.0 million of its outstanding common stock, to repay outstanding amounts owing under its $18.5 million aggregate principal amount term loan due 2013 and, along with available cash on hand, to retire, through repurchases or redemption, the outstanding principal and interest on the company’s 6.25% Convertible Subordinated Debentures due 2026. If the overallotment option is exercised in full, the company intends to use any remaining net proceeds for general purposes, including capital expenditures and working capital.

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8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com

Mentor Graphics Corporation Announces Pricing of Private Placement of Convertible
Subordinated Debentures	Page 2

The debentures will bear interest at 4.00% per annum on the principal amount from April 4, 2011, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2011. The initial conversion rate for the debentures will be 48.6902 shares of our common stock per $1,000 principal amount of debentures, equivalent to an initial conversion price of approximately $20.54 per share of common stock and representing a 40% premium over the last reported sale price of the company’s common stock on March 29, 2011, which was $14.67 per share. The conversion rate will be subject to adjustment in certain events.

The debentures will be convertible into cash up to the principal amount of the debentures and, with respect to any excess conversion value, cash or shares of the company’s common stock, at the company’s election.

The company may not redeem the debentures prior to April 5, 2016. The company may redeem some or all of the debentures for cash on or after April 5, 2016, upon at least 30 days’ but not more than 60 days’ notice by mail to holders of debentures at amounts declining from 101.143% to 100% of the principal amount of the debentures, depending on the date of redemption, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The holders of the debentures will have the ability to require the company to repurchase the debentures in cash in whole or in part on each of April 1, 2018, April 1, 2021 and April 1, 2026, at a redemption price equal to 100% of the principal amount of the debentures being repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

This announcement is neither an offer to sell nor a solicitation of offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and any common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com